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                           SUPPLEMENTAL COVERAGE RIDER
                 Issued by Cova Financial Life Insurance Company
                             Term Insurance Involved


       This rider is a part of the policy to which it is attached and is subject to all applicable terms and provisions of the policy; except as modified herein. The Policy Specifications page shows the rider amount.
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       Face Amount              The face amount of this rider is shown on the Policy Specifications page.

       Life Insurance           This rider provides term life insurance on the life of the insured shown on the Policy
       Benefit                  Specifications page. We will pay the death benefit of this rider to the beneficiary if the insured dies while this rider is in force.

                                The Death Benefit provision in the policy is modified so that where it states "face amount"
                                it means the policy's face amount plus this rider's face amount.

       Decreases in             This rider's face amount will be considered an increase to the policy's face amount when
       Rider Face               determining the order in which a decrease in face amount will be processed:
       Amount                       Under the Change in Face Amount provision in the policy, if a decrease in face amount is requested, the rider's face amount will be decreased before the policy's face amount.

                                    Under the Allocation of Partial Withdrawals provision in the policy, if a partial withdrawal reduces the face amount, the policy's face amount will be decreased before the rider's face amount.

       Monthly Cost             The monthly cost of insurance for the following month is deducted on the monthly
       of Insurance             anniversary date. The monthly cost of insurance is 1, below, multiplied by the excess, if any, of 2 over 3 below:

                                1.  The monthly cost of insurance rate for this rider divided by 1,000.

                                2.  The face amount of this rider divided by the monthly cost of insurance factor shown on the policy specifications page.

                                3.  Any excess of the policy's cash value over the base policy's death benefit at the beginning of the policy month.

                                This rider will be considered an increase to the policy's face amount when determining the monthly cost of insurance for the policy.

                                The actual cash value for a policy with this rider will be less than the actual cash value for a policy without this rider assuming identical premiums are paid. If the policy's cash value is insufficient to cover the total monthly deduction for the policy and this rider, it is possible that the rider will terminate prior to maturity.

       Monthly Cost             The monthly cost of insurance rate for this benefit is based on the attained age, risk
       of Insurance             classification and sex of the insured. Monthly cost of insurance rates will be determined by
       Rates                    us based on expectations as to future experience.

                                Each monthly anniversary this rider is in force, the monthly cost of insurance for this rider
                                (as determined above) will be added to the monthly deductions as defined in the Cash
                                Values section of the policy. This increased monthly deduction will be used to determine the cash value of the policy on such monthly anniversary.

       Selection and            The selection and issue expense charge for this rider is a monthly charge which equals the
       Issue Expense            rider's face amount times a selection and issue expense charge rate, divided by 1,000. The
       Charge                   selection and issue expense charge rate for this rider will never exceed the rates shown on the policy specifications page for the policy's face amount.




       CCR8                                                     1
       (5/99)







       Termination            You may terminate this rider as of any monthly anniversary following a written request to
                              us. We may require the policy and the rider for endorsement. This rider will terminate when any of the following events first occurs:

                              1.   the lapse of the policy; or

                              2.   the surrender of the policy; or

                              3.   the insured's date of death.

                              4.   a requested decrease in face amount which results in this rider's face amount being decreased to zero.


       Reinstatement          This rider may be reinstated within five years after the date of policy lapse if:

                              1. The policy is also being reinstated; and

                              2. We receive satisfactory proof that the insured is insurable by our standards; and

                              3. The insured is alive on the date we approve the request for reinstatement. If the insured is not alive, such approval is void and of no effect.

                              We have the right to approve the reinstatement of the policy with or without this rider.

       The date of issue and effective date of this rider and the policy are the same.



                           SECRETARY                                                     PRESIDENT


























                                      COVA
                      Cova Financial Life Insurance Company
                            Newport Beach, California

       CCR8                                                  2
       (5/99)
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